perot systems
Proposal submitted to
California Power Exchange

 Perot                          Proposal for SCE's
Systems'                  Customer Data Acquisition System                Page 1





   Background

   The ISO's transmission forward markets and the PX's forward energy markets are based on a unique blend of economic theory, business requirements of the participants and political compromise. As such, their interfaces must take into account theoretical and pragmatic concerns to achieve acceptable performance. The Power Exchange (PX) must be sure that its underlying business protocols and systems work in concert with the protocols and systems of the Independent System Operator (ISO). The PX's protocols must support efficient operation of the PX markets: * Day-ahead forward energy market * The PX's markets for its self-provided ancillary services (if any)

   The PX's markets interact with several of the markets which the ISO operates. For example, the PX's day-ahead energy market interacts with the ISO's day-ahead interzonal transmission market. Consequently, the zonal prices that the PX sets for energy must reflect the prices that the ISO charges for transporting energy from one zone to another.

   The PX protocols and systems must also allow the PX to operate effectively in the ISO markets in which it will act as the scheduling coordinator for the parties that participate in the PX markets. The PX will operate as an SC in the following ISO markets:

   *  Day-ahead transmission market

   * The ISO's ancillary services markets (in which the PX may purchase ancillary service requirements that it does not self provide)

   *  Real-time imbalance energy market.

   When it starts operations on /1/98, the PX will have systems that by design will provide core functionality which will be expanded in later stages. The business rules for the initial systems and the enhanced systems will need to be refined.

   Scope of Work

   PSC proposes to provide consultancy services to the PX in areas related to the PX's protocols. Because of the evolving nature of the California energy market, the specific areas and the priority of work will be determined by im Kritikson or other contact appointed by the PX. The deliverables will include reports detailing PSC's recommendations for the work performed by us. Depending upon PX's requirements, they may also include on-site presentations.

 Perot                          Proposal submitted to
Systems                        Califomia Power Exchange                   Page 2


Project Management and Staffing

Dr. Paul Gribik will provide the required services to the PX. He is uniquely qualified to provide the resulting services. In his work with utilities he has:

   *  Worked with WEPEX to develop the ISO's congestion management protocols

   * Worked with Edison and SDG&E in developing methods to allocate and price transmission in a QF auction

   * Worked with PG&E to develop methodologies for OPF sensitivity analyses used to determine the marginal impact on operations and costs of incremental changes in loads

PSC anticipates that Jim Kritikson will be the primary client contact at the PX. The PX may designate another person as the primary contact and so notify PSC. PSC will coordinate its general efforts on this project with the PX's designated contact.

PSC will review the project's status with its primary contact at least every week. PSC will discuss the tasks to be performed with its primary contact or other designated PX personnel. PSC will receive approval prior to the initiation of any changes in the scope or tasks.

Cost and Duration

Given the evolving nature of the work and the anticipated need to work with many parties to reach consensus, PSC cannot precisely estimate the duration of the assignment. Consequently, Dr. Gribik's involvement would be on a time and materials basis . Given the complexity of the problems and the number of parties involved, PSC recommends that PX plan for Dr. Gribik's involvement for three months. The work would proceed at the PX's pleasure, and PX could terminate it with seven (7) days notice. If PX later determines that it would like to extend the project, PSC would endeavor to continue Dr. Gribik's involvement.

PSC will bill PX on a time and material basis on the last day of every month for that month, payable within 30 days. Standard PSC Commercial Rates of $2,000/working day will apply. Estimated costs for the proposed 12 week period are:

*  Labor:    $120,000
*  Expenses: $  6,000
*  Total:    $126,000

PSC will bill PX only for reasonable expenses related to transportation (plane and car), hotel and food for travel outside of greater San Francisco area.
Specifically:

  Perot                          Proposal submitted to
  Systems                       Califomia Power Excharge                  Page 3


* Plane fares will be reimbursed only for economy class (receipts provided to PX)

* Car rentals will be reimbursed at cost estimated at $45/day (receipts provided to PX)

* Hotel charges will be reimbursed at cost estimated at $60/night (receipts provided to PX)

* Food per diem will be reimbursed at $25/day (no receipts provided to PX) Expenses will not include any administrative charge mark-ups.

PSC will be able to start work within five days of receiving authorization from PX.

Provisions

This proposal is valid for 15 days from the date of submittal.

Attachments

Attachment I: Dr. Paul Gribik's resume

Attachment II: "Calculating PX Zonal Prices" - A paper written on Mr. Jim Kritikson's behalf by Dr. Paul Gribik; submitted on 7/24/97

Attachment m: Marginal Costs, Congestion Charges and Revenue Adequacy for the PX" - A paper written on Mr. Jim Kritikson's behalf by Dr. Paul Gribik; submitted on 8/21/97

Attachment IV: Should the PX elect to have PSC commence work, a proposed letter from the PX authorizing PSC to the same while a Purchase Order (PO) is created. This letter will circumvent the need to wait for a PO before commencing work.

 Perot                           Proposal submitted to
Systems                         Califomia Power Exchange                  Page 4



                                  ATTACHMENT I

                             Resume: Dr. Paul Gribik

Dr. Gribik is an Associate with Perot Systems Corporation where he specializes in the application of information technology to complex market and regulatory issues for electric and gas utilities. He has experience in a variety of utility planning and operating areas including electric transmission and distribution planning, generation planning, power contracts evaluation, power plant fuel planning, gas transmission planning, and gas supply planning. His experience includes the specification and development of computer-based decision support systems to address problems in these areas. Much of his recent work has dealt with the impact that deregulation has on the electric and gas utility industry.

Dr. Gribik has eighteen years of utility experience gained during employment with Perot Systems Corporation, the Mykytyn Consulting Group, the Utility Practice in the San Francisco Office of Arthur D. Little, Inc. and the Pacific Gas and Electric Company. Among his assignments, he has:

* Supported WEPEX in developing the protocols for managing the ISO's transmission forward markets. Developed the framework that allocates interzonal transmission capacity to the scheduling coordinators that value it the most without having the ISO buy and sell energy. Developed extensions of the framework that would allow the SCs to compete for transmission capacity for energy or ancillary services on an equal footing.

* Supported an electric utility in its efforts to develop a framework for a Qualifying Facilities (QF) auction. The project involved designing the bid scoring and selection procedure for the auction so as to achieve the regulatory goals of producing a least-cost generation mix and providing equitable transmission access. The project also involved supporting the utility in developing presentations for regulatory workshops.

* Developed an efficient method for determining the effects that QFs will have on transmission losses, line flows, and the system voltage profile. The methodology was based on sensitivity analysis for an Optimal Power Flow program.

* Led the technical/programming team that developed a Windows-based computer model to evaluate the business potential of plans to develop fueling stations for natural gas vehicles and strategies to promote the purchase of NGVs.

 Perot                          Proposal submitted to
Systems                        Califomia Power Exchange                   Page 5


   Devised an auction that a large gas utility used to award contracts for weatherizing the homes of low income customers. The procedure developed a score for each bid that blended aspects of the bid prices, the contractor's technical qualifications and the proposed marketing plan.

* Assisted a large gas utility in developing a new approach to setting minimum storage levels to maintain cost effective and reliable service during a winter season. The new methodology was needed to take into account changes in the regulatory environment for the gas industry. The methodology takes into account different categories of gas customers and the gas supplies for each category.

* Led a market analysis case which studied the introduction of supercomputing optimization technology into the utility industry for a new product developed by a major U.S. telecommunications carrier. Also formulated a strategy for marketing the system and is assisting the client in its implementation.

* Aided a large utility in developing a method for estimating the impacts that constraints on the dispatchability of a generation unit will have on the cost of meeting load and reserve requirements. A large part of the utilitys generation is hydroelectric so the method was designed to treat energy limitations and other relevant hydro constraints.

* Worked with an electric utility in developing a method for treating electric power wheeling transactions with multiple power reception and delivery points in an approach to setting transmission rates. The method estimates the capacity that must be reserved on each transmission line to serve each individual firm wheeling transaction. Embedded transmission costs are allocated based on the line capacities that are assigned to the individual wheeling transactions as well as the length of the lines and their voltage classes.

For three years he held a position as Post-Doctoral Fellow in the Department of Mathematics at Carnegie-Mellon University.

Dr. Gribik attended Carnegie-Mellon University from which he received a B.S. in Electrical Engineering in 1971, an M.S. in Industrial Administration in 1973, and a Ph.D. in Industrial Administration (Operations Research) in 1976. In addition to numerous journal articles, his publications include Extremal Methods of Operations Research, Marcel Dekker, Inc., New York 1985 (with K. 0. Kortanek).